[Compaq Computer Corporation Letterhead]

Exhibit 5.1


October 16, 1996


Compaq Computer Corporation
20555 S.H. 249
Houston, Texas 77070

Ladies and Gentlemen:

	I am the Vice President and Assistant General Counsel Corporate Compliance of Compaq Computer Corporation (the "Corporation") and have acted in such capacity in connection with its Registration Statement on Form S- 3 (the "Registration Statement") to register under the Securities Act of 1933, as amended, 102,268 shares (the "Shares") of Common Stock, $.01 par value, of the Corporation to be offered by certain selling stockholders as described in the Registration Statement. In connection therewith, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of this opinion.

	Upon the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

	I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


	Very truly yours,


	/s/ Linda S. Auwers


	Linda S. Auwers

	Vice President and Assistant General Counsel
	Corporate Compliance of the Company